Exhibit 99.1

News Release

FIS Issues Statement

JACKSONVILLE, Fla. – May 18, 2010 – FIS™ (NYSE: FIS), one of the world’s largest providers of banking and payments technology, today issued the following statement:

At this time, discussions have ceased regarding a potential leveraged buyout of FIS.  The Company has determined to pursue a leveraged recapitalization with a substantial share repurchase.  Further details will be provided as soon as appropriate.   There can be no assurance of the potential outcome or timing of this potential recapitalization and share repurchase.

The employees and management remain highly focused on serving FIS’ valued clients, contributing to the continued growth and long-term success of the Company, and working in the best interests of its shareholders.

About FIS

FIS delivers banking and payments technologies to more than 14,000 financial institutions and businesses in over 100 countries worldwide. FIS provides financial institution core processing, and card issuer and transaction processing services, including the NYCE® Network. FIS maintains processing and technology relationships with 40 of the top 50 global banks, including nine of the top 10. FIS is a member of Standard and Poor's (S&P) 500® Index and consistently holds a leading ranking in the annual FinTech 100 rankings. Headquartered in Jacksonville, Fla., FIS employs more than 30,000 on a global basis. FIS is listed on the New York Stock Exchange under the “FIS” ticker symbol. For more information about FIS see www.fisglobal.com.

Forward-Looking Statements

This news release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements are based on management's beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future economic performance and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

Additional Information

This press release is for informational purposes only and is not an offer to purchase or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to purchase the Company’s common stock will only be made pursuant to the offer to purchase and related materials that the Company will send to its shareholders. Shareholders will be able to obtain free copies of these materials and other documents filed by the Company with the Securities and Exchange Commission when available at www.sec.gov or at the Investors section of the Company’s website at www.fisglobal.com/AboutFIS. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer because they will contain important information about the offer.

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For More Information:

Marcia Danzeisen, 904.854.5083	Mary Waggoner, 904.854.3282
Senior Vice President	Senior Vice President
FIS Global Marketing and Communications	FIS Investor Relations
marcia.danzeisen@fisglobal.com	mary.waggoner@fisglobal.com